Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Amendment No.1 to the Registration Statement (Form F-1, file number 333-220668) and related Prospectus of Ocean Rig UDW Inc. dated September 27, 2017 for the registration of 35,260,089 of its common shares and to the incorporation by reference therein of our reports dated March 22, 2017 with respect to the consolidated financial statements and schedule of Ocean Rig UDW Inc., and the effectiveness of internal control over financial reporting of Ocean Rig UDW Inc., included in its Annual Report (Form 20-F) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.
Athens, Greece
October 10, 2017